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                                                                EX-99.(D)(1)(C)

                         AMENDMENT AGREEMENT AMENDING:
          INVESTMENT MANAGEMENT AGREEMENT (THE "WM TRUST I AGREEMENT")
              DATED MARCH 20, 1998, AS AMENDED AS OF MARCH 1, 2000,
            BETWEEN WM TRUST I AND WM ADVISORS, INC. ("WM ADVISORS");
                         INVESTMENT MANAGEMENT AGREEMENT
      (TOGETHER WITH THE WM TRUST I AGREEMENT, THE "MANAGEMENT AGREEMENTS")
             DATED MARCH 20, 1998, AS AMENDED AS OF JANUARY 1, 1999,
       BETWEEN WM TRUST II (TOGETHER WITH WM TRUST I, THE "TRUSTS") AND WM
                                    ADVISORS;
                                       AND
        INVESTMENT SUB-ADVISORY AGREEMENT (THE "SUB-ADVISORY AGREEMENT")
                           DATED AS OF MARCH 20, 1998,
         BETWEEN WM ADVISORS AND VAN KAMPEN MANAGEMENT ("SUB-ADVISER").


        In light of the arrangements evidenced by the Management Agreements and the Sub-Advisory Agreement, and without in any manner implying that the Sub-Adviser is a party to the Management Agreements, the parties to this Amendment Agreement hereby agree as follows with respect to the Tax-Exempt Bond Fund series of WM Trust I and the California Municipal Fund, California Insured Intermediate Municipal Fund and Florida Insured Municipal Fund series of the WM Trust II (each a "Fund"):

1.  THE MANAGEMENT AGREEMENT IS HEREBY AMENDED TO PROVIDE THAT:


(a) The Trusts, on behalf of their respective Funds, shall pay to WM Advisors a monthly fee equal to the excess, if any, of (i) the fee set forth in Section 5 of the Management Agreement (the "Management Fee") over (ii) the fee set forth in Section 2(a) of this Amendment Agreement.


(b) WM Advisors shall not be entitled to any fees under the Management Agreement other than the fees set forth in Section 1(a) of this Amendment Agreement.


(c) The Trusts acknowledges and agrees that, for so long as Sub-Adviser meets the standard of care set forth in the Sub-Advisory Agreement, WM Advisors shall have no obligation to (i) furnish a continuous investment program for the Funds, (ii) determine from time to time what securities will be purchased, retained or sold by each Fund, and what portion of the Fund's assets will be held as cash, or (iii) place orders for the purchase and sale of portfolio securities for the Funds with brokers or dealers selected by WM Advisors.


(d) Notwithstanding this Amendment Agreement, WM Advisors remains authorized to determine what securities or other property shall be purchased or sold by or for the Funds.




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(e)     In exchange for the fee set forth in Section 1(a) of this Amendment
        Agreement, and in recognition of its obligation to select and monitor the Sub-Adviser, and not for the services provided by the Sub-Adviser pursuant to the Sub-Advisory Agreement, WM Advisors shall indemnify and hold the Trusts harmless from and against any and all claims, costs, expenses (including attorneys' fees), losses damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trusts or for which the Trusts may be held liable arising out of or attributable to any actual or alleged failure of Sub-Adviser to meet the standard of care set forth in the Sub-Advisory Agreement.


2.  THE SUB-ADVISORY AGREEMENT IS HEREBY AMENDED TO PROVIDE THAT:


(a) Each Trust, on behalf of its respective Fund(s), shall pay directly to Sub-Adviser a monthly fee equal to the fee set forth in Section 6 of the Sub-Advisory Agreement.


(b) Sub-Adviser shall not be entitled to any fees under the Sub-Advisory Agreement other than the fee set forth in Section 2(a) of this Agreement with respect to any period during which this Amendment Agreement is lawfully in effect.


3. THIS AMENDMENT AGREEMENT SHALL BECOME EFFECTIVE AS OF JANUARY 1, 2000, SHALL CONTINUE SO LONG AS THE MANAGEMENT AGREEMENT AND THE SUB-ADVISORY AGREEMENT REMAIN IN EFFECT, AND SHALL TERMINATE AUTOMATICALLY UPON ANY TERMINATION OF EITHER OF THE MANAGEMENT AGREEMENTS OR SUB-ADVISORY AGREEMENT.


4. EACH OF THE TRUSTS AND WM ADVISORS REPRESENTS AND WARRANTS THAT (i) THIS AMENDMENT AGREEMENT HAS BEEN AUTHORIZED BY THE BOARD OF TRUSTEES OF THE TRUSTS, (ii) THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION, IN A CONVERSATION BETWEEN JANA CAYNE OF THE OFFICE OF CHIEF COUNSEL OF THE DIVISION OF INVESTMENT MANAGEMENT OF THE STAFF AND BRIAN MCCABE OF ROPES & GRAY, COUNSEL TO THE FUNDS, ON AUGUST 15, 2000, HAS TAKEN THE POSITION THAT THE IMPLEMENTATION OF THIS AMENDMENT AGREEMENT WITHOUT ITS APPROVAL BY SHAREHOLDERS OF THE FUNDS FALLS WITHIN THE SCOPE OF PREVIOUSLY ISSUED NO-ACTION LETTERS, AND DOES NOT PRESENT SUFFICIENTLY NOVEL ISSUES TO WARRANT THE ISSUANCE OF A NEW NO-ACTION LETTER, AND (iii) ON THE BASIS OF DISCUSSIONS WITH COUNSEL TO THE FUNDS AND, IN PARTICULAR, THE CONVERSATION REFERENCED IN (ii) ABOVE, IT DOES NOT BELIEVE THAT IMPLEMENTATION OF THIS AMENDMENT AGREEMENT WITHOUT ITS APPROVAL BY SHAREHOLDERS OF THE FUNDS WOULD VIOLATE THE INVESTMENT COMPANY ACT OF 1940.



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5.  COPIES OF THE AGREEMENT AND DECLARATION OF TRUST OF WM TRUST I AND THE
    MASTER TRUST AGREEMENT OF WM TRUST II ARE ON FILE WITH THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, AND NOTICE IS HEREBY GIVEN THAT THIS AMENDMENT AGREEMENT IS EXECUTED BY AN OFFICER OF EACH TRUST ON BEHALF OF THE TRUSTEES OF THE TRUST, AS TRUSTEES AND NOT INDIVIDUALLY, ON FURTHER BEHALF OF EACH FUND, AND THAT THE OBLIGATIONS OF THE TRUSTS UNDER THIS AMENDMENT AGREEMENT SHALL BE BINDING ONLY UPON THE ASSETS AND PROPERTIES OF THE RELEVANT FUND AND SHALL NOT BE BINDING UPON THE ASSETS AND PROPERTY OF ANY OTHER SERIES OF THE TRUSTS OR UPON ANY OF THE TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SHAREHOLDERS OF THE TRUSTS OR ANY OF THEIR SERIES INDIVIDUALLY.


6. EXCEPT AS OTHERWISE AMENDED BY THIS AMENDMENT AGREEMENT, THE PROVISIONS OF THE MANAGEMENT AGREEMENT AND THE SUB-ADVISORY AGREEMENT ARE RATIFIED AND CONFIRMED BY THE PARTIES TO EACH SUCH CONTRACT.


WM Trust II, on behalf of its
Tax-Exempt Bond Fund series


        /s/ WILLIAM PAPESH
        --------------------------------
        By: President


Title:

WM Trust II, on behalf of its California Municipal
Fund, California Insured Intermediate Municipal
Fund and Florida Insured Municipal Fund series


        /s/ WILLIAM PAPESH
        --------------------------------
        By: William Papesh

        Title: President



        WM Advisors, Inc.



        /s/ WILLIAM PAPESH
        --------------------------------
        By: William Papesh

        Title: President

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Van Kampen Management, Inc.


        /s/ EDWARD TREICHEL
        --------------------------------
        By: Edward Treichel


        Title:



7.

8.  DATED: AS OF JANUARY 1,  2000